Exhibit 3.1

STATE of DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 03:52 PM 05/06/2021 FILED 03:52 PM 05/06/2021 SR 20211633359 - File Number 5899242

ARTICLE I.

The name of this Corporation is QOMOLANGMA ACQUISITION CORP.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. Broad St., Suite 206, Middletown DE 19709. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.,

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 1500 at $0.00001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: May 6th, 2021

/s/ Lovette Dobson
Lovette Dobson, Incorporator

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
QOMOLANGMA ACQUISITION CORP

Qomolangma Acquisition Corp, a Delaware corporation (the “Corporation”), does hereby certify that:

First: That the sole director of the Corporation by written consent dated as of August 24, 2021, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the text of Article “III” and adding the following in its place:

The total number of shares of stock which the corporation is authorized to issue is 5,000,000,shares having a par value of $0.0001 per share.

Second: That thereafter, pursuant to §228 of the General Corporation Law of the State of Delaware, a written consent approving the amendment set forth above was signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third: That said amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24th day of August, 2021:

By:	/s/ Jonathan Myers
(Authorized Officer)
Name:	Jonathan Myers
Title:	Chief Executive Officer

State of Delaware Secretary or State Division of Corporations Delivered 10:47 AM 11/15/2021 FILED 10:47 AM 11/15/2021 SR 20213793373 - File Number 5899242